Exhibit 99.1

Apple Expands Capital Return Program to $200 Billion

CUPERTINO, California—April 27, 2015—Apple® today announced that its Board of Directors has authorized an increase of more than 50 percent to the Company’s program to return capital to shareholders. Under the expanded program, Apple plans to utilize a cumulative total of $200 billion of cash by the end of March 2017.

As part of the revised program, the Board has increased its share repurchase authorization to $140 billion from the $90 billion level announced last year. In addition, the Company expects to continue to net-share-settle vesting restricted stock units.

The Board has also approved an increase of 11 percent to the Company’s quarterly dividend, and has declared a dividend of $.52 per share, payable on May 14, 2015 to shareholders of record as of the close of business on May 11, 2015.

From the inception of its capital return program in August 2012 through March 2015, Apple has returned over $112 billion to shareholders, including $80 billion in share repurchases.

To assist in funding the program, the Company plans to continue to access the domestic and international debt markets. The management team and the Board will continue to review each element of the capital return program regularly and plan to provide an update on the program on an annual basis.

“We believe Apple has a bright future ahead, and the unprecedented size of our capital return program reflects that strong confidence,” said Tim Cook, Apple’s CEO. “While most of our program will focus on buying back shares, we know that the dividend is very important to many of our investors, so we’re raising it for the third time in less than three years.”

This press release contains forward-looking statements including without limitation those regarding future business outlook and plans for dividends, share repurchases, and public debt issuance. These statements involve risks and uncertainties, and actual results may differ. Risks and uncertainties include without limitation the effect of competitive and economic factors, and the Company’s reaction to those factors, on consumer and business buying decisions with respect to the Company’s products; continued competitive pressures in the marketplace; the ability of the Company to deliver to the marketplace and stimulate customer demand for new programs, products, and technological innovations on a timely basis; the effect that product introductions and transitions, changes in product pricing or mix, and/or increases in component costs could have on the Company’s gross margin; the inventory risk associated with the Company’s need to order or commit to order product components in advance of customer orders; the continued availability on acceptable terms, or at all, of certain components and services essential to the Company’s business currently obtained by the Company from sole or limited sources; the effect that the Company’s dependency on manufacturing and logistics services provided by third parties may have on the quality, quantity or cost of products manufactured or services rendered; risks associated with the Company’s international operations; the Company’s reliance on third-party intellectual property and digital content; the potential impact of a finding that the Company has infringed on the intellectual property rights of others; the Company’s dependency on the performance of distributors, carriers and other resellers of the Company’s products; the effect that product and service quality problems could have on the Company’s sales and operating profits; the continued service and availability of key executives and employees; war, terrorism, public health issues, natural disasters, and other circumstances that could disrupt supply, delivery, or demand of products; and unfavorable results of legal proceedings. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended September 27, 2014, its Form 10-Q for the fiscal quarter ended December 27, 2014, and its Form 10-Q for the fiscal quarter ended March 28, 2015 to be filed with the SEC. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Apple designs Macs, the best personal computers in the world, along with OS X, iLife, iWork and professional software. Apple leads the digital music revolution with its iPods and iTunes online store. Apple has reinvented the mobile phone with its revolutionary iPhone and App Store, and is defining the future of mobile media and computing devices with iPad.

Press Contact:

Josh Rosenstock

Apple

jrosenstock@apple.com

(408) 974-2414

Investor Relations Contacts:

Nancy Paxton

Apple

paxton1@apple.com

(408) 974-5420

Joan Hoover

Apple

hoover1@apple.com

(408) 974-4570

NOTE TO EDITORS: For additional information visit Apple’s PR website (www.apple.com/pr), or call Apple’s Media Helpline at (408) 974-2042.

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